EXHIBIT 4 (C)





                      [GENERAL ELECTRIC COMPANY LETTERHEAD]


September 15, 2006


General Electric Capital Corporation
260 Long Ridge Road
Stamford, CT  06927
Attention: Senior Vice President-Corporate Treasury
           and Global Funding Operation

Ladies and Gentlemen:

     Reference is made to the Indenture for Subordinated Debentures dated as of September 1, 2006 (the "INDENTURE"), between General Electric Capital Corporation ("GE CAPITAL") and JPMorgan Chase Bank, N.A., as Trustee (the "TRUSTEE"). Capitalized terms defined in the Indenture have the same meanings in this letter.

     General Electric Company ("GE COMPANY") hereby represents that it owns all of the common stock of General Electric Capital Services, Inc., which in turn owns all of the common stock of GE Capital. GE Company hereby covenants and agrees that, in the event GE Ccapital declares, pays or makes any dividends or distributions or other payments to GE or any of its Subsidiaries (a) during an Extension Period (as defined in the Indenture or in any Debt Securities issued under the Indenture) or (b) during any period that an Event of Default has occurred and is continuing, in either case in violation of Section 4.06 of the Indenture for so long as such provision is in effect and is applicable to Outstanding Debt Securities, GE Company shall promptly return, or cause the return, to GE Capital of all such dividends, distributions or other payments.

     This letter agreement shall be for the benefit of, and be enforceable by, the holders of any of the Debentures issued under the Indenture.



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     This letter agreement for all purposes shall be construed in accordance with the laws of the State of New York applicable to contracts made and to be performed therein. This letter agreement may be executed in any number of counterparts, each of which shall be an original, but such counterparts shall together constitute but one and the same instrument.

     Please acknowledge your agreement with the foregoing by signing in the space provided below.

                                     GENERAL ELECTRIC COMPANY


                                     By:   /s/ KEITH S. SHERIN
                                           -------------------------------
                                           Name:  Keith S. Sherin
                                           Title: Senior Vice President and
                                                  Chief Financial Officer



Acknowledged and agreed as of
the date first above written:

GENERAL ELECTRIC CAPITAL
   CORPORATION


By:   /s/ KATHRYN A. CASSIDY
      -----------------------------------
      Name:  Kathryn A. Cassidy
      Title: Senior Vice President,
             Corporate Treasury and
             Global Funding Operation